THIS AGREEMENT dated for reference the 27th day of April, 2004

BETWEEN:

ELDORADO GOLD CORPORATION, a corporation with a place of business at Suite 920 - 1055 West Hastings Street, Vancouver, British Columbia V6E 2E9

(the “Owner”)

AND:

DUANE POLIQUIN, a businessperson with a place of residence at 1103 - 750 West Pender Street, Vancouver, British Columbia V6C 2T8

(the “Purchaser”)

WHEREAS:

A.	The Owner is the owner of certain data referred to herein as the “Alumax Project Files” as more particularly described in Schedule “A” to this Agreement;

B.	The Owner has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Owner the Alumax Project Files on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the Owner and the Purchaser agree represent as follows:

ARTICLE 1 -  INTERPRETATION

1.1  Definitions. In this Agreement:

“Alumax Project Files” means the data described in Schedule “A” hereto;

“Closing Date” means 11:00 a.m. PDT, April 30, 2004 or such other date and time as may be agreed between the parties;

“Owner” means Eldorado Gold Corporation;

“Place of Delivery” means the current location of the Alumax Project Files, namely the Owner’s Vancouver office at 920 - 1055 West Hastings Street and a storage facility used by the Owner at 825 Northbrook Court, Burnaby, British Columbia;

“Purchase Price” means the amount set out in section 2.2 hereof; and

“Purchaser” means Duane Poliquin, a businessperson with a place of residence at 1103 - 750 West Pender Street, Vancouver, British Columbia V6C 2T8.

1.2  Currency. All dollar amounts referred to in this Agreement are in Canadian dollars

1.3  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable in the Province of British Columbia.

ARTICLE 2 -  PURCHASE AND SALE

2.1  Purchase and Sale. The Owner agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Owner the Alumax Project Files for the Purchase Price.

2.2  Purchase Price. The purchase price for the Alumax Project Files shall be CDN $50,000 (the “Purchase Price”).

2.3  Purchase Payment. The Purchase Price shall be payable by the Purchaser to the Owner on the Closing Date in the form of cash, bank draft or certified cheque.

ARTICLE 3 -  REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Owner. The Owner makes no representation or warranty as to the value, usefulness or reliability of the Alumax Project Files, however, does represent and warrant to the Purchaser, regardless of any independent investigations that the Purchaser may cause to be made, that:

(a)
the Owner is a corporation duly incorporated and validly existing under the laws of Canada and is duly qualified to carry on business in British Columbia and has the corporate power and capacity to own the Alumax Project Files, and to enter into and to carry out the transactions contemplated in this Agreement;

(b)
the execution and delivery of this Agreement and the completion of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action on the part of the Owner and this Agreement constitutes a valid and binding obligation enforceable against the Owner in accordance with its terms;

(c)	the Owner is the legal and beneficial owner of, and has good and marketable title to, the Alumax Project Files, free and clear of any and all interests, liens, claims or charges; and

(d)
the execution, delivery and performance of this Agreement and the sale of the Alumax Project Files to the Purchaser do not and will not result in or constitute a default or breach of any agreement, instrument or arrangement to which the Owner is a party or by which it or its property is bound, including without limitation any confidentiality obligations in favour of third parties, or any prior or existing joint venture agreement to which the Owner is or was a party.

3.2  Purchaser’s Representations and Warranties. The Purchaser represents and warrants to the Owner, regardless of any independent investigation that the Owner may cause to be made, that this Agreement constitutes a valid and binding obligation enforceable against the Purchaser in accordance with its terms.

3.3  Acknowledgement of the Purchaser. The Purchaser acknowledges that the Alumax Project Files are being purchased “as is” and that the Owner is making no warranty or representation as to their contents, value, usefulness or reliability and accordingly that the Owner will not be directly or indirectly liable to the Purchaser for any loss or damage the Purchaser may incur in acting in reliance on any of the information contained in the Alumax Project Files save in respect to the Owner’s warranties under sections 3.1(c) and (d) above. The Purchaser further acknowledges that the Owner’s index binders purporting to describe the contents of Alumax Project Files, as reviewed by the Purchaser on, or about, April 16, 2004, are of a summary nature only, and are not to be relied on by the Purchaser as a representation by the Owner as to the actual contents of the data contained in the Alumax Project Files.

ARTICLE 4 -  COVENANTS

4.1  Covenants of the Owner. The Owner covenants and agrees that:

(a)
the Owner shall take or cause to be taken all proper steps and actions and corporate proceedings to enable the Owner to sell the Alumax Project Files to the Purchaser free and clear of all liens, encumbrances, equities or claims of every nature and kind and to enable the Owner to carry out the sale of the Alumax Project Files as a valid and binding obligation of the Owner;

(b)
the Owner shall, forthwith, advise the Purchaser in writing upon the Owner becoming aware that any of the representations and warranties of the Owner set out in section 3.1 is inaccurate or incomplete in any material respect;

(c)	the Owner shall, forthwith upon the Closing Date, deliver the Alumax Project Files to the Purchaser at the Place of Delivery at a time mutually agreeable to the parties;

(d)
all representations and warranties of the Owner set forth in this Agreement or in any document delivered in connection with the purchase and sale contemplated by this Agreement will be true and correct at and as of the closing in all material respects (as if such representations and warranties were made on the Closing Date); and

(e)
the sale of the Alumax Project Files to the Purchaser is final and absolute, and the Owner shall have no present or future claim to any mineral discovery or other benefit that may accrue to the Purchaser as a result of the Purchaser’s use of the Alumax Project Files.

4.2  Covenants of the Purchaser. The Purchaser covenants and agrees that:

(a)
the Purchaser shall take or cause to be taken all proper steps and actions to enable the Purchaser to purchase the Alumax Project Files from the Owner and to enable the Purchaser to carry out the purchase of the Alumax Project Files as a valid and binding obligation of the Purchaser;

(b)
the Purchaser shall, forthwith advise the Owner in writing upon the Purchaser becoming aware that any of the representations and warranties of the Purchaser set out in section 3.2 is inaccurate or incomplete in any material respect;

(c)
the Purchaser shall, forthwith upon the Closing Date, take delivery of the Alumax Project Files from the Owner at the Place of Delivery, provided that the Purchaser shall have taken delivery of all components of the Alumax Project Files located at the offices of the Owner on the Closing by no later than the Closing Date and that the Purchaser shall have taken delivery of the balance of the Alumax Project Files by no later than May 31, 2004;

(d)	the Purchaser shall pay the Purchase Price to the Owner in accordance with section 2.3 of this Agreement; and

(e)
all representations and warranties of the Purchaser set forth in this Agreement or in any document delivered in connection with the purchase and sale contemplated by this Agreement will be true and correct at and as of the closing in all material respects (as if such representations and warranties were made on the Closing Date).

ARTICLE 5 - CONDITIONS PRECEDENT

5.1  Owner’s Conditions.

(a)
The Owner’s obligation to complete the transactions contemplated by this Agreement is subject to fulfilment of the condition that the representations and warranties of the Purchaser contained in section 3.2 shall be true on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)
The condition set out in Subsection 5.1 (a) is for the sole benefit of the Owner and if same has not been satisfied by the times therein specified, the Owner may waive fulfilment thereof, in whole or in part, on the understanding and condition that it will not, thereafter, have any rights or remedies, and will not be able to make any claims against the Purchaser in respect of the matter or matters resulting in the condition set out in this Section 5.1 (a) not having been satisfied.

(c)
If the Owner elects to end the Agreement for failure, on the part of the Purchaser, to satisfy the condition set out in Section 5.1 (a), then the Purchaser will have no rights or remedies, and will not be able to make any claims against the Owner in respect of the matter.

5.2  Purchaser’s Conditions.

(a)
The Purchaser’s obligation to complete the transactions contemplated by this Agreement is subject to fulfilment of the condition that the representations and warranties of the Owner contained in section 3.1 shall be true on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)
The condition set out in Subsection 5.2 (a) is for the sole benefit of the Purchaser and if same has not been satisfied by the times therein specified, the Purchaser may waive fulfilment thereof, in whole or in part, on the understanding and condition that it will not, thereafter, have any rights or remedies, and will not be able to make any claims against the Owner in respect of the matter or matters resulting in the condition set out in this Section 5.2 (a) not having been satisfied.

(c)
If the Purchaser elects to end the Agreement for failure, on the part of the Owner, to complete the condition set out in Section 5.2 (a), then the Owner will have no rights or remedies, and will not be able to make any claims against the Purchaser in respect of the matter.

ARTICLE 6 - CLOSING PROCEDURE

6.1  Closing Deliveries. On the Closing Date:

(a)	the Purchaser shall deliver to the Owner a certified cheque or money order or bank draft for the Purchase Price; and

(b)	the Owner shall deliver to the Purchaser:

(i)	a Bill of Sale conveying title to the Alumax Project Files to the Purchaser; and

(ii)	the Alumax Project Files at the Place of Delivery, at a time mutually convenient to the parties.

ARTICLE 7 - MISCELLANEOUS

7.1  Time. Time will be of the essence of this Agreement and will remain of the essence notwithstanding the extension of any of the dates under this Agreement.

7.2  No Waiver. No failure or delay on the part of either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as may be limited in this Agreement, either party may, in its sole discretion, exercise any and all rights, powers, remedies and recourse available to it under this Agreement or any other remedy available to it and such rights, powers, remedies and recourse may be exercised concurrently or individually without the necessity of making any election.

7.3  Legal Fees. Each party shall pay its own legal fees.

7.4  Entire Agreement. This Agreement and the instruments and other documents entered into under this Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings among the parties with respect to the matters herein and there are no oral or written agreements, promises, warranties, terms, conditions, representations or collateral agreements, express or implied, other than those contained in this Agreement.

7.5  Amendment. This Agreement may be altered or amended only by an agreement in writing signed by the parties.

7.6  Further Assurances. Each of the parties shall at all times and from time to time and upon reasonable request do, execute and deliver all further assurances, acts and documents for the purpose of evidencing and giving full force and effect to the covenants, agreements and provisions in this Agreement.

7.7  Notices. Any demand or notice which may be given under this Agreement shall be in writing and delivered or telecopied addressed to the parties as follows:

To the Purchaser:

Duane Poliquin
1103 - 750 West Pender Street
Vancouver, British Columbia
V6C 2T8

Attention: Duane Poliquin
Telephone: (604) 689-7644
Fax:  (604) 689-7645

To the Owner:

Eldorado Gold Corporation
920 - 1055 West Hastings Street
Vancouver, British Columbia
V6E 2E9

Attention: Dawn Moss
Telephone: (604) 601-6655
Fax:   (604) 687-4026

or at such other address as either party may specify in writing to the other. The time of giving and receiving any such notice shall be deemed to be on the day of delivery or transmittal.

7.8  Counterparts. This Agreement may be executed in any number of original counterparts, with the same effect as if all the parties had signed the same document, and will become effective when one or more counterparts have been signed by all of the parties and delivered to each of the parties. All counterparts shall be construed together and evidence only one agreement, which, notwithstanding the dates of execution of any counterparts, shall be deemed to be dated the reference date set out above, and only one of which need be produced for any purpose.

7.9  Binding Effect. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators, legal and personal representatives, successors and permitted assigns of the parties, as applicable.

7.10  Execution by Fax. This Agreement may be executed by the parties and transmitted by facsimile or similar means and when it is executed and transmitted this Agreement shall be for all purposes as effective as if the parties had delivered an executed original Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the _27th day of April, 2004.

ELDORADO GOLD CORPORATION
Per:	“Paul N. Wright”
Authorized Signatory

SIGNED, SEALED AND DELIVERED by DUANE POLIQUIN in the presence of: “William J. Worrall, Q.C.”	) ) ) )	“Duane Poliquin”
Witness Barrister & Solicitor Suite 1550-1185 West Georgia St.	) )	DUANE POLIQUIN
Address Vancouver, B.C. V6E 4E6	) )
) )
Occupation	)

SCHEDULE “A”

Alumax Project Files

The “Alumax Project Files” comprising all the data of Eldorado Gold Corporation as generally described in certain binders (as reviewed by Duane Poliquin on, or about, April 16, 2004) which summarize such data, as contained in approximately 220 boxes, and as located at the Vancouver office of Eldorado Gold Corporation at 920 - 1055 West Hastings Street and a storage facility used by the Eldorado Gold Corporation at 825 Northbrook Court, Burnaby, British Columbia; and which may include technical, financial, commercial, legal and political files and data, including all in-house and third party studies, evaluations, reports, analyses, memoranda and correspondences.